Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 26, 2016

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

THIRD QUARTER OF 2016

BILOXI, MS (October 26, 2016 )—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $406,000 for the third quarter of 2016, compared to a net loss of $2,553,000 for the third quarter of 2015, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

“Our third quarter financial results were positively impacted by substantial improvement in asset quality,” said Swetman. “This is our fourth consecutive quarter of earnings and we are pleased with our continued progress toward achieving sustainable long-term profitability,” he added.

Financial results for the third quarter reflect that the company did not record a provision for loan losses compared to $285,000 for the same period the prior year. With the improvement in non-performing assets, stabilizing real estate values and improving economic conditions provisioning for loan losses was not necessary. The allowance for loan losses as a percentage of total loans was 2.14% as of September 30, 2016 as compared to 2.40% for the same period the prior year.

Non-accrual loans decreased substantially to $13,491,000 for the third quarter of 2016 compared to $18,658,000 for the third quarter of 2015. For the third quarter of 2016, loan charge-offs decreased significantly to $206,000 as compared to $1,580,000 for the same period the prior year. As of September 30, 2016, Other Real Estate (“ORE”) was $9,437,000 compared to $10,867,000 as of September 30, 2015.

Earnings per weighted average share for third quarter of 2016 were $0.08, compared to a loss of $0.50 per weighted average share in the third quarter of 2015. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended September 30, 2016 and 2015.

The Company’s primary capital ratio increased to 15.14% as of September 30, 2016, compared to 14.89% at the end of the same period in 2015.

Founded in 1896, with $683 million in assets as of September 30, 2016, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net interest income	$4,326	$4,511	$13,147	$13,860
Provision for loan losses		285	137	2,807
Non-interest income	1,766	1,684	4,937	5,430
Non-interest expense	5,686	8,463	17,326	21,792
Income taxes			78
Net income (loss)	406	(2,553)	543	(5,309)
Earnings (loss) per share	.08	(.50)	.10	(1.04)

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Allowance for loan losses, beginning	$7,109	$9,550	$8,070	$9,206
Recoveries	44	122	275	197
Charge-offs	(206)	(1,580)	(1,535)	(3,833)
Provision for loan losses		285	137	2,807

Allowance for loan losses, ending	$6,947	$8,377	$6,947	$8,377

ASSET QUALITY

	September 30,
	2016	2015
Allowance for loan losses as a percentage of loans	2.14%	2.40%
Loans past due 90 days and still accruing	$180	$50
Nonaccrual loans	13,491	18,658

PERFORMANCE RATIOS (annualized)

	September 30,
	2016	2015
Return on average assets	.11%	(1.05%)
Return on average equity	.78%	(7.59%)
Net interest margin	3.07%	3.15%
Efficiency ratio	96%	132%
Primary capital	15.14%	14.89%

BALANCE SHEET SUMMARY

	September 30,
	2016	2015
Total assets	$682,521	$656,649
Loans	324,107	348,699
Securities	247,697	225,036
Other real estate (ORE)	9,437	10,867
Total deposits	563,560	527,579
Shareholders’ equity	94,356	91,595
Book value per share	18.42	17.88
Weighted average shares	5,123,186	5,123,186